Exhibit 99.1

Staples, Inc. Announces Fourth Quarter and Full Year 2010 Performance

FRAMINGHAM, Mass.--(BUSINESS WIRE)--March 2, 2011--Staples, Inc. (Nasdaq: SPLS) announced today the results for its fourth quarter and fiscal year ended January 29, 2011. Total company sales for the fourth quarter of 2010 increased slightly to $6.4 billion compared to the fourth quarter of 2009. Net income for the fourth quarter of 2010 increased 17 percent year over year to $275 million, and diluted earnings per share, on a GAAP basis, increased 19 percent to $0.38 from the $0.32 achieved in the fourth quarter of last year.

The company’s effective tax rate for the fourth quarter of 2010 was 26.6%, which favorably impacted the company’s fully diluted GAAP and adjusted earnings per share by approximately $0.06 when compared to the company’s previous guidance. This was the result of the United States Congress’s December 2010 extension of certain provisions in the tax code that allow for the deferral of income tax on certain foreign earnings. This legislation resulted in a 34.5% effective tax rate for the full year 2010, versus the company’s previous guidance for a 37.5% effective tax rate.

Adjusted earnings per share, on a diluted basis, increased three percent during the fourth quarter of 2010 to $0.39 from $0.38 last year. This excludes, in 2010, pre-tax integration and restructuring expense of $6 million related to Corporate Express, as well as, for 2009, $20 million of pre-tax integration and restructuring expense and $42 million related to a settlement of several retail wage and hour class action lawsuits.

The company estimates the negative impact from inclement weather during the fourth quarter to be approximately $70 million in sales worldwide, or approximately $0.03 of earnings per share. In addition, subsequent promotional activity intended to regain lost sales had a negative impact of approximately $0.02 of earnings per share.

“I’m proud of all that we achieved in 2010,” said Ron Sargent, Staples’ chairman and chief executive officer. “We got back to growing the top-line, achieved solid operating margin expansion and earnings growth, and generated over a billion dollars in free cash flow. While the fourth quarter was challenging primarily due to the impact of winter storms, sales have recovered in the first quarter of 2011. Our business is healthy, we’re investing in the right things, and our growth initiatives are gaining traction and positioning us well for a strong 2011.”

For the full year 2010, total company sales increased one percent to $24.5 billion compared to the full year 2009. Net income increased 19 percent year over year to $882 million, and diluted earnings per share, on a GAAP basis, increased 19 percent to $1.21 from the $1.02 achieved last year.

For the full year 2010, the company recorded $58 million of pre-tax integration and restructuring expense. Excluding this expense, as well as $84 million of pre-tax integration and restructuring expense and the $42 million settlement of several retail wage and hour class action lawsuits during the full year 2009, adjusted earnings per share, on a diluted basis, increased 11 percent to $1.27 from the $1.14 achieved last year.

Q4 2010 and Full Year 2010 Highlights

Total Company

  On a GAAP basis, fourth quarter of 2010 operating income rate increased 9 basis points to 6.68 percent compared to the fourth quarter of 2009. Excluding the impact of the 2009 and 2010 special items discussed above, fourth quarter 2010 operating income rate declined 77 basis points to 6.78 percent. This decrease primarily reflects deleverage on lower sales due to inclement weather in North America, related increased promotional activity in North American Retail, and continued investments to support growth initiatives.
  On a GAAP basis, full year 2010 operating income rate increased 72 basis points to 6.41 percent compared to the full year 2009. Excluding the impact of the 2009 and 2010 special items discussed above, full year 2010 operating income rate increased 44 basis points to 6.65 percent compared to the full year 2009. This increase primarily reflects improvements in product margins and supply chain efficiencies, and lower depreciation and amortization expense. This was partially offset by investments in growth initiatives and the impact of inclement weather at the end of the fourth quarter.
  Generated free cash flow of $1.0 billion after $409 million in capital expenditures during 2010.
  Utilized strong free cash flow to repurchase 18.0 million shares for $367.4 million during 2010.
  Returned $259 million in cash dividends to shareholders during 2010.
  Ended the year with approximately $2.7 billion in liquidity, including $1.5 billion in cash and cash equivalents and $1.2 billion of available lines of credit.

North American Delivery

  Achieved sales for the fourth quarter of 2010 of $2.5 billion, an increase of three percent in US dollars, and an increase of two percent in local currency compared to the fourth quarter of 2009.
  Achieved full year 2010 sales of $9.8 billion, an increase of two percent in US dollars, and an increase of one percent in local currency, compared to the full year 2009.
  Fourth quarter 2010 operating income rate decreased 85 basis points to 8.31 percent compared to the fourth quarter 2009. This decline primarily reflects higher incentive compensation and investments in growth initiatives.
  Full year 2010 operating income rate increased 38 basis points to 8.54 percent compared to the full year 2009. This improvement primarily reflects strength in the Contract business, improved product margins and reduced amortization expense, partially offset by investments to support growth initiatives.

North American Retail

  Achieved sales for the fourth quarter of 2010 of $2.6 billion, a slight decrease in US dollars and a decrease of one percent in local currency compared to the fourth quarter of 2009.
  Fourth quarter 2010 comparable store sales decreased two percent versus the fourth quarter of 2009, reflecting the negative impact of inclement weather, and softness in computers and peripherals, offset by strength in paper and services businesses.
  Achieved sales for the full year 2010 of $9.5 billion, an increase of two percent in US dollars and a slight decrease in local currency compared to the full year 2009.
  Full year 2010 comparable store sales decreased one percent versus the full year 2009.
  Fourth quarter 2010 operating income rate decreased 142 basis points to 8.13 percent compared to the fourth quarter of 2009. This decline primarily reflects deleverage on lower sales due to winter storms and related promotional activity to drive sales.
  Full year 2010 operating income rate decreased 19 basis points to 8.08 percent compared to the full year 2009, primarily due to lower sales caused by inclement weather and related promotional activity at the end of the fourth quarter, as well as investments in labor, partially offset by lower depreciation and marketing expense.
  Opened nine stores and closed six stores during the fourth quarter, and opened 41 stores and closed 12 stores during the full year, ending 2010 with 1,900 stores in North America.

International

  Achieved sales for the fourth quarter of 2010 of $1.4 billion, a decrease of three percent in US dollars and flat in local currency compared to the fourth quarter of 2009.
  Achieved full year 2010 sales of $5.2 billion, a decrease of two percent in both US dollars and in local currency compared to the full year 2009.
  Fourth quarter 2010 operating income rate increased eight basis points to 4.21 percent compared to the fourth quarter 2009. This increase reflects improved profitability in the European delivery businesses, offset by weakness in European Retail.
  Full year 2010 operating income rate increased 91 basis points to 3.22 percent compared to the full year 2009. This increase primarily reflects improvement in supply chain in the European delivery businesses and reduced amortization expense, partially offset by deleverage in rent and labor costs in the European retail business.
  Opened one store in Germany and closed one store in Australia during the fourth quarter 2010. The International business ended the year with 381 stores.

Outlook

The company’s outlook assumes a continued modest improvement in the economy in 2011. For the first quarter of 2011, the company expects sales to increase in the low single-digits compared to the same period of 2010. The company expects to achieve diluted earnings per share, on a GAAP basis, in the range of $0.30 to $0.32 for the first quarter of 2011.

For the full year 2011, the company expects sales to increase in the low to mid single-digits compared to the full year 2010. The company expects to achieve diluted earnings per share, on a GAAP basis, in the range of $1.50 to $1.60 for the full year 2011. This earnings per share guidance assumes a number of non-operating items that are expected to benefit earnings per share growth by approximately $0.05 to $0.06 cents, including a lower share count due to share repurchases and a reduction in interest expense of approximately $20 million.

In 2011, the company expects capital expenditures to increase to $500 million for investments in growth initiatives, systems, the integration of distribution networks in North America and Europe, remodels, and new stores. The company expects to generate more than $1 billion of free cash flow in 2011.

Presentation of Non-GAAP Information

This press release presents certain results both with and without the integration and restructuring expense associated with Corporate Express and a settlement of several retail wage and hour class action lawsuits in 2009. This press release also presents certain results both with and without the impact of fluctuations in foreign currency exchange rates. The presentation of results that exclude these items are non-GAAP financial measures that should be considered in addition to, and should not be considered superior to, or as a substitute for, the presentation of results determined in accordance with GAAP. Reconciliations of the non-GAAP financial measures to the most directly comparable GAAP financial measures are provided below. Management believes that the non-GAAP financial measures presented provide a better comparison to prior periods because the adjustments do not affect the on-going operations of the combined businesses. Management uses these non-GAAP financial measures to evaluate the operating results of the company’s business against prior year results and its operating plan, and to forecast and analyze future periods. Management recognizes there are limitations associated with the use of non-GAAP financial measures as they may reduce comparability with other companies that use different methods to calculate similar non-GAAP measures. Management generally compensates for the limitations resulting from the exclusion of these items by considering the impact of these items separately and GAAP as well as non-GAAP results. In addition, Management presents the most comparable GAAP measures ahead of non-GAAP measures and provides a reconciliation that indicates and describes the adjustments made.

Today's Conference Call

The company will host a conference call today at 9:00 a.m. (ET) to review these results and its outlook. Investors may listen to the call at http://investor.staples.com.

About Staples

Staples, the world’s largest office products company, is committed to making it easy for customers to buy a wide range of office products and services. Our broad selection of office supplies, electronics, technology and office furniture as well as business services, including computer repair and copying and printing, helps our customers run their offices efficiently. With 2010 sales of $25 billion and 89,000 associates worldwide, Staples operates in 26 countries throughout North and South America, Europe, Asia and Australia serving businesses of all sizes and consumers. Staples invented the office superstore concept in 1986 and today ranks second worldwide in e-commerce sales. The company is headquartered outside Boston. More information about Staples (Nasdaq: SPLS) is available at www.staples.com/media.

Certain information contained in this news release constitutes forward-looking statements for purposes of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995 including, but not limited to, the information set forth under “Outlook” and other statements regarding our future business and financial performance. Some of the forward-looking statements are based on a series of expectations, assumptions, estimates and projections which involve substantial uncertainty and risk, including the review of our assessments by our outside auditor and changes in management’s assumptions and projections. Actual results may differ materially from those indicated by such forward-looking statements as a result of risks and uncertainties, including but not limited to: global economic conditions could adversely affect our business and financial performance; our market is highly competitive and we may not be able to continue to compete successfully; our growth may strain our operations; we may be unable to continue to enter new markets successfully; our expanding international operations expose us to risk inherent in foreign operations; our effective tax rate may fluctuate; fluctuations in foreign exchange rates could lead to lower earnings; we may be unable to attract and retain qualified associates; our quarterly operating results are subject to significant fluctuation; if we are unable to manage our debt, it could materially harm our business and financial condition and restrict our operating flexibility; our business may be adversely affected by the actions of and risks associated with our third party vendors; our expanded offering of proprietary branded products may not improve our financial performance and may expose us to intellectual property and product liability claims; technological problems may impact our operations; our information security may be compromised; various legal proceedings, third party claims, investigations or audits may adversely affect our business and financial performance; changes in federal, state or local regulations may increase our cost of doing business; and those factors discussed or referenced in our most recent annual report on Form 10-K filed with the SEC, under the heading “Risk Factors” and elsewhere, and any subsequent periodic or current reports filed by us with the SEC. In addition, any forward-looking statements represent our estimates only as of the date such statements are made (unless another date is indicated) and should not be relied upon as representing our estimates as of any subsequent date. While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if our estimates change.

Financial information follows.

STAPLES, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(Dollar Amounts in Thousands, Except Share Data)

	January 29,	January 30,
	2011	2010
ASSETS
Current assets:
Cash and cash equivalents	$1,461,257	$1,415,819
Receivables, net	1,954,148	1,811,365
Merchandise inventories, net	2,359,173	2,261,149
Deferred income tax assets	295,232	353,329
Prepaid expenses and other current assets	398,357	333,105
Total current assets	6,468,167	6,174,767

Property and equipment:
Land and buildings	1,064,981	1,051,391
Leasehold improvements	1,328,397	1,268,848
Equipment	2,287,505	2,035,658
Furniture and fixtures	1,032,502	966,783
Total property and equipment	5,713,385	5,322,680
Less accumulated depreciation and amortization	3,565,614	3,158,147
Net property and equipment	2,147,771	2,164,533

Intangible assets, net of accumulated amortization	522,722	579,923
Goodwill	4,073,162	4,084,122
Other assets	699,845	713,989
Total assets	$13,911,667	$13,717,334

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$2,208,386	$2,111,696
Accrued expenses and other current liabilities	1,497,851	1,603,354
Debt maturing within one year	587,356	67,269
Total current liabilities	4,293,593	3,782,319

Long-term debt	2,014,407	2,500,329
Other long-term obligations	652,486	579,746

Stockholders' Equity:
Preferred stock, $.01 par value, 5,000,000 shares authorized;
no shares issued	-	-
Common stock, $.0006 par value, 2,100,000,000 shares
authorized; issued 908,449,980 shares at January 29, 2011
and 896,655,170 shares at January 30, 2010	545	538
Additional paid-in capital	4,334,735	4,379,942
Accumulated other comprehensive loss	(96,933)	(89,337)
Retained earnings	6,492,340	5,869,138
Less: treasury stock at cost, 187,536,869 shares at January 29, 2011
and 167,990,178 shares at January 30, 2010	(3,786,977)	(3,388,395)
Total Staples, Inc. stockholders' equity	6,943,710	6,771,886
Noncontrolling interests	7,471	83,054
Total stockholders' equity	6,951,181	6,854,940
Total liabilities and stockholders' equity	$13,911,667	$13,717,334

STAPLES, INC. AND SUBSIDIARIES
Consolidated Statements of Income
(Dollar Amounts in Thousands, Except Per Share Data)
(Unaudited)

	13 Weeks Ended		52 Weeks Ended
	January 29,	January 30,	January 29,	January 30,
	2011	2010	2011	2010

Sales	$6,415,402	$6,406,074	$24,545,113	$24,275,451
Cost of goods sold and occupancy costs	4,694,758	4,648,533	17,938,958	17,801,548
Gross profit	1,720,644	1,757,541	6,606,155	6,473,903

Operating and other expenses:
Selling, general and administrative	1,270,019	1,291,187	4,913,188	4,907,236
Integration and restructuring costs	6,220	19,742	57,765	84,244
Amortization of intangibles	15,776	24,673	61,689	100,078
Total operating expenses	1,292,015	1,335,602	5,032,642	5,091,558

Operating income	428,629	421,939	1,573,513	1,382,345

Other (expense) income:
Interest income	2,015	1,751	7,722	6,117
Interest expense	(53,406)	(57,578)	(214,824)	(237,025)
Other (expense) income	(2,757)	(1,527)	(9,816)	4,457
Consolidated income before income taxes	374,481	364,585	1,356,595	1,155,894
Income tax expense	99,733	125,782	468,026	398,783
Consolidated net income	274,748	238,803	888,569	757,111
Income attributed to noncontrolling interests	6	4,889	6,621	18,440
Net income attributed to Staples, Inc.	$274,742	$233,914	$881,948	$738,671

Earnings Per Share:
Basic earnings per common share	$0.39	$0.33	$1.23	$1.04
Diluted earnings per common share	$0.38	$0.32	$1.21	$1.02

Dividends declared per common share	$0.09	$0.08	$0.36	$0.33

Weighted average shares outstanding:
Basic	709,923,535	714,919,874	715,596,180	709,744,612
Diluted	721,164,216	727,320,019	726,220,324	721,838,483

STAPLES, INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(Dollar Amounts in Thousands)

	52 Weeks Ended
	January 29,	January 30,
	2011	2010
Operating Activities:
Consolidated net income, including income from the noncontrolling interests	$888,569	$757,111
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	498,863	552,441
Stock-based compensation	146,879	174,691
Excess tax benefits from stock-based compensation arrangements	-	(8,763)
Deferred income taxes	172,630	(89,753)
Other	5,418	(17,177)
Changes in assets and liabilities, net of companies acquired:
(Increase) decrease in receivables	(95,656)	129,137
(Increase) decrease in merchandise inventories	(46,450)	244,600
(Increase) decrease in prepaid expenses and other assets	(70,600)	254,805
Increase in accounts payable	63,305	40,365
(Decrease) increase in accrued expenses and other liabilities	(191,917)	71,208
Increase (decrease) in other long-term obligations	75,450	(24,457)
Net cash provided by operating activities	1,446,491	2,084,208

Investing Activities:
Acquisition of property and equipment	(408,889)	(313,228)
Acquisition of businesses and investments in joint ventures, net of cash acquired	(63,066)	-
Net cash used in investing activities	(471,955)	(313,228)

Financing Activities:
Proceeds from the exercise of stock options and the sale of stock under employee stock
purchase plans	85,429	150,958
Repayments of the issuance of commercial paper	-	(1,195,557)
Proceeds from borrowings	201,566	1,211,424
Payments on borrowings, including payment of deferred financing fees	(207,478)	(945,333)
Purchase of noncontrolling interest	(360,595)	-
Cash dividends paid	(258,746)	(236,874)
Excess tax benefits from stock-based compensation arrangements	-	8,763
Purchase of treasury stock, net	(398,582)	(30,661)
Net cash used in financing activities	(938,406)	(1,037,280)

Effect of exchange rate changes on cash and cash equivalents	9,308	48,345

Net increase in cash and cash equivalents	45,438	782,045
Cash and cash equivalents at beginning of period	1,415,819	633,774
Cash and cash equivalents at end of period	$1,461,257	$1,415,819

STAPLES, INC. AND SUBSIDIARIES
Segment Reporting
(Dollar Amounts in Thousands)
(Unaudited)

	13 Weeks Ended		52 Weeks Ended

	January 29,	January 30,	January 29,	January 30,
	2011	2010	2011	2010
Sales:
North American Delivery	$2,490,043	$2,424,758	$9,849,218	$9,640,390
North American Retail	2,562,651	2,573,714	9,529,757	9,364,190
International Operations	1,362,708	1,407,602	5,166,138	5,270,871
Total sales	$6,415,402	$6,406,074	$24,545,113	$24,275,451

Business Unit Income:
North American Delivery	$206,879	$222,169	$841,429	$786,723
North American Retail	208,239	245,564	770,122	774,529
International Operations	57,401	58,100	166,606	122,028
Total business unit income	472,519	525,833	1,778,157	1,683,280
Stock-based compensation	(37,670)	(42,152)	(146,879)	(174,691)
Total segment income	434,849	483,681	1,631,278	1,508,589
Interest and other expense, net	(54,148)	(57,354)	(216,918)	(226,451)
Integration and restructuring costs	(6,220)	(19,742)	(57,765)	(84,244)
Impact of wage and hour settlement	-	(42,000)	-	(42,000)
Consolidated income before income taxes	$374,481	$364,585	$1,356,595	$1,155,894

STAPLES, INC. AND SUBSIDIARIES
Reconciliation of GAAP to Non-GAAP Consolidated Statement of Income
(Dollar Amounts in Thousands, Except Per Share Data)
(Unaudited)

	13 Weeks Ended
	January 29, 2011				January 30, 2010
	GAAP As Reported	Integration and Restructuring Costs	Non-GAAP As Adjusted	As Adjusted %	GAAP As Reported	Integration and Restructuring Costs	Wage and Hour Settlement	Non-GAAP As Adjusted	As Adjusted %

Sales	$6,415,402	$-	$6,415,402	100.00%	$6,406,074	$-	$-	$6,406,074	100.00%
Cost of goods sold and occupancy costs	4,694,758	-	4,694,758	73.18%	4,648,533	-	-	4,648,533	72.56%
Gross profit	1,720,644	-	1,720,644	26.82%	1,757,541	-	-	1,757,541	27.44%

Operating and other expenses:
Selling, general and administrative	1,270,019	-	1,270,019	19.80%	1,291,187	-	(42,000)	1,249,187	19.50%
Integration and restructuring costs	6,220	(6,220)	-	0.00%	19,742	(19,742)	-	-	0.00%
Amortization of intangibles	15,776	-	15,776	0.25%	24,673	-	-	24,673	0.39%
Total operating expenses	1,292,015	(6,220)	1,285,795	20.04%	1,335,602	(19,742)	(42,000)	1,273,860	19.89%

Operating income	428,629	6,220	434,849	6.78%	421,939	19,742	42,000	483,681	7.55%
Interest and other expense, net	54,148	-	54,148	0.84%	57,354	-	-	57,354	0.90%
Consolidated income before income taxes	374,481	6,220	380,701	5.93%	364,585	19,742	42,000	426,327	6.66%
Income tax expense	99,733	1,656	101,389	1.58%	125,782	6,811	14,490	147,083	2.30%
Consolidated net income	274,748	4,564	279,312	4.35%	238,803	12,931	27,510	279,244	4.36%
Income attributed to noncontrolling interests	6	-	6	0.00%	4,889	-	-	4,889	0.08%
Net income attributed to Staples, Inc.	$274,742	$4,564	$279,306	4.35%	$233,914	$12,931	$27,510	$274,355	4.28%

Earnings Per Share:
Basic earnings per common share	$0.39	$-	$0.39		$0.33	$0.02	$0.04	$0.39
Diluted earnings per common share	$0.38	$0.01	$0.39		$0.32	$0.02	$0.04	$0.38

Weighted average shares outstanding:
Basic	709,923,535				714,919,874
Diluted	721,164,216				727,320,019

STAPLES, INC. AND SUBSIDIARIES
Reconciliation of GAAP to Non-GAAP Consolidated Statement of Income
(Dollar Amounts in Thousands, Except Per Share Data)
(Unaudited)

	52 Weeks Ended
	January 29, 2011				January 30, 2010
	GAAP As Reported	Integration and Restructuring Costs	Non-GAAP As Adjusted	As Adjusted %	GAAP As Reported	Integration and Restructuring Costs	Wage and Hour Settlement	Non-GAAP As Adjusted	As Adjusted %

Sales	$24,545,113	$-	$24,545,113	100.00%	$24,275,451	$-	$-	$24,275,451	100.00%
Cost of goods sold and occupancy costs	17,938,958	-	17,938,958	73.09%	17,801,548	-	-	17,801,548	73.33%
Gross profit	6,606,155	-	6,606,155	26.91%	6,473,903	-	-	6,473,903	26.67%

Operating and other expenses:
Selling, general and administrative	4,913,188	-	4,913,188	20.02%	4,907,236	-	(42,000)	4,865,236	20.04%
Integration and restructuring costs	57,765	(57,765)	-	0.00%	84,244	(84,244)	-	-	0.00%
Amortization of intangibles	61,689	-	61,689	0.25%	100,078	-	-	100,078	0.41%
Total operating expenses	5,032,642	(57,765)	4,974,877	20.27%	5,091,558	(84,244)	(42,000)	4,965,314	20.45%

Operating income	1,573,513	57,765	1,631,278	6.65%	1,382,345	84,244	42,000	1,508,589	6.21%
Interest and other expense, net	216,918	-	216,918	0.88%	226,451	-	-	226,451	0.93%
Consolidated income before income taxes	1,356,595	57,765	1,414,360	5.76%	1,155,894	84,244	42,000	1,282,138	5.28%
Income tax expense	468,026	20,985	489,011	1.99%	398,783	29,064	14,490	442,337	1.82%
Consolidated net income	888,569	36,780	925,349	3.77%	757,111	55,180	27,510	839,801	3.46%
Income attributed to noncontrolling interests	6,621	-	6,621	0.03%	18,440	-	-	18,440	0.08%
Net income attributed to Staples, Inc.	$881,948	$36,780	$918,728	3.74%	$738,671	$55,180	$27,510	$821,361	3.38%

Earnings Per Share:
Basic earnings per common share	$1.23	$0.05	$1.28		$1.04	$0.08	$0.04	$1.16
Diluted earnings per common share	$1.21	$0.06	$1.27		$1.02	$0.08	$0.04	$1.14

Weighted average shares outstanding:
Basic	715,596,180				709,744,612
Diluted	726,220,324				721,838,483

STAPLES, INC. AND SUBSIDIARIES
Reconciliation of GAAP to Non-GAAP Sales Growth
(Unaudited)

	13 Weeks Ended January 29, 2011

	Sales Growth GAAP	Impact of Local Currency	Sales Growth on a Local Currency Basis
Sales:
North American Delivery	2.7%	(0.4%)	2.3%
North American Retail	(0.4%)	(1.1%)	(1.5%)
International Operations	(3.2%)	3.2%	0.0%
Total sales	0.1%	0.2%	0.3%

	52 Weeks Ended January 29, 2011

	Sales Growth GAAP	Impact of Local Currency	Sales Growth on a Local Currency Basis
Sales:
North American Delivery	2.2%	(0.7%)	1.5%
North American Retail	1.8%	(1.9%)	(0.1%)
International Operations	(2.0%)	0.4%	(1.6%)
Total sales	1.1%	(0.9%)	0.2%

This presentation refers to growth rates in local currency so that business results can be viewed without the impact of fluctuations in foreign currency exchange rates, thereby facilitating period-to-period comparisons of Staples' business performance. To present this information, current period results for entities reporting in currencies other than U.S. dollars are converted into U.S. dollars at the prior year average monthly exchange rates.

CONTACT:
Staples, Inc.
Media Contact:
Owen Davis, 508-253-8468
or
Investor Contact:
Laurel Lefebvre/Kevin Barry, 508-253-4080/1487